National General Enters into Business Collaboration Agreement with Aioi Nissay Dowa Insurance Co., Ltd. and Agrees to Issue $30 Million in Convertible Preferred Stock in Conjunction with the Partnership

NEW YORK, July 9, 2018 (GLOBE NEWSWIRE) -- National General Holdings Corp. (Nasdaq:NGHC) today announced that it has entered into a collaboration agreement among Aioi Nissay Dowa Insurance Co., Ltd. (AD), part of MS&AD Insurance Group and Aioi Nissay Dowa Insurance Services USA Corp. (AIS), a subsidiary of AD.

National General will support Toyota Insurance Management Solutions USA, LLC, a telematics insurance service company jointly established by AIS and Toyota group, in the sale of a behavior-based telematics automobile insurance for Toyota connected car owners in several states in the United States. National General will act as the underwriting insurer for the program. National General and AIS will also collaborate in the development of domestic telematics automobile insurance and insurance products and services, including the ride-sharing and car-sharing mobility fields.

In conjunction with the Collaboration Agreement, National General agreed to issue AD $30 million aggregate liquidation preference of its Series D Fixed/Floating Rate Non-Cumulative Convertible Preferred Stock. Holders of the Preferred Stock will be entitled to receive noncumulative cash dividends, if and when declared by the board of directors, at a rate of 7% per annum, subject to adjustment to a floating rate following July 15, 2023.

The Series D Preferred Stock is convertible at the holder’s option, on or after July 15, 2023 to shares of the Company’s common stock at an initial conversion price of $38 per share. The Company may, at its option, redeem the Series D Preferred Stock on or after July 15, 2023, with the redemption price being at the liquidation preference, unless certain premium thresholds are met under the collaboration agreement.

National General Chief Executive Officer Barry Karfunkel stated: "Our collaboration with Aioi Nissay Dowa to develop telematics solutions for Toyota connected car owners in several states in the U.S. will give National General a platform to expand its telematics capabilities and offer customers a broader suite of products.”
This press release does not constitute an offer to sell or the solicitation of an offer to buy the Preferred Stock or the shares of common stock into which the Preferred Stock is convertible, nor shall there be any sale of the Preferred Stock or such common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. The Preferred Stock and the common stock issuable upon conversion have not been registered under the Securities Act or any applicable state securities laws and may not be offered or sold in the United States, absent registration or an applicable exemption from such registration requirements.

About National General Holdings Corp.
National General Holdings Corp., headquartered in New York City, is a specialty personal lines insurance holding company. National General traces its roots to 1939, has a financial strength rating of A- (excellent) from A.M. Best and provides personal and commercial automobile, homeowners, umbrella, recreational vehicle, motorcycle, supplemental health, and other niche insurance products.

Investor Contact
Christine Worley
Director of Investor Relations
Phone: 212-380-9462
Email: Christine.Worley@NGIC.com